UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2023

INNOVAGE HOLDING CORP.

(Exact name of registrant specified in its charter)

Delaware	001-40159	81-0710819
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8950 E. Lowry Boulevard Denver, CO (Address of principal executive offices)	80230 (Zip Code)

(844) 803-8745

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INNV	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Teresa Sparks

Effective August 14, 2023, the Board of Directors (the “Board”) of InnovAge Holding Corp. (the “Company”) appointed Teresa Sparks as a new member of the Board. Ms. Sparks will serve as a Class II director until the Company’s Annual Meeting of Stockholders to be held in calendar year 2025, and until such time as her successor is duly elected and qualified, or until her earlier death, resignation or removal. Ms. Sparks was also appointed as a member and Chair of the Audit Committee of the Board (the “Audit Committee”). Effective upon Ms. Sparks’ appointment, Mr. Bush stepped down as a member of the Audit Committee.

Ms. Sparks, age 54, is the former Executive Vice President and Chief Financial Officer of Envision Healthcare, a leading provider of physician-led services and post-acute services, from October 2018 to August 2020. Prior to Envision, Ms. Sparks was the interim Chief Financial Officer at Brookdale Senior Living and, prior to that, she served as Executive Vice President and Chief Financial Officer of Surgery Partners, which acquired Symbion, Inc. in November 2014, until January 2018. Ms. Sparks also served in various positions with Symbion, including Senior Vice President and Chief Financial Officer. Ms. Sparks began her career as an auditor at Deloitte. Ms. Sparks currently serves on the board of directors of ATI Physical Therapy (NYSE: ATIP), where she also serves as a member of the Audit Committee and Chair of the Compliance Committee, and of Harrow Health (Nasdaq: HROW), where she also serves a Chair of the Audit Committee. Ms. Sparks is a Certified Public Accountant (inactive) and holds a B.S., summa cum laude, in Accounting and Business Administration from Trevecca Nazarene University.

In connection with her appointment, Ms. Sparks will receive a grant of restricted stock units with a grant date fair value of $100,000, vesting in full on the first anniversary of the grant date, subject to Ms. Sparks’ continued service on the Board through such vesting date. Additionally, Ms. Sparks will be entitled to receive a cash payment in the amount of $100,000 per year in respect of her service as a member of the Board and an additional cash payment in the amount of $20,000 per year in respect of her service as Chair of the Audit Committee. The Company will also enter into its standard form of indemnification agreement with Ms. Sparks, the form of which was filed as Exhibit 10.2 to the Company’s Registration Statement filed with the Securities and Exchange Commission on Form S-1 on February 8, 2021.

The Company is not aware of any related party transactions or relationships between Ms. Sparks and the Company that would require disclosure under Item 404(a) of Regulation S-K. Ms. Sparks was not appointed as a director based on any arrangement or understanding between Ms. Sparks and any other persons.

Resignation of Sean Traynor

On August 8, 2023, Sean Traynor of Welsh, Carson, Anderson & Stowe (WCAS) resigned from his position as member of the Board. His resignation was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. WCAS continues its active involvement on the Board and with the business of the Company.

Item 7.01	Regulation FD Disclosure.

On August 14, 2023, the Company issued a press release announcing the appointment and resignation described above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed or furnished as part of this Report:

Exhibit#	Description

99.1	Press Release of InnovAge Holding Corp., dated August 14, 2023

104	Cover Page Interactive Data file (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 14, 2023	INNOVAGE HOLDING CORP.

	By:	/s/ Patrick Blair
Name:	Patrick Blair
Title:	President and Chief Executive Officer